Exhibit 99.1

News Release

TranSwitch Announces Plans to Acquire

the ASIC Design Center of Data JCE, Ltd.

Acquisition expands TranSwitch’s available and served market

SHELTON, CT – December 5, 2006 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of carrier-class semiconductor solutions for the converging voice, data and video network, today announced that it has entered into a definitive agreement to acquire substantially all of the assets of the ASIC Design Center division of Data JCE, Ltd., a publicly-held Israeli electronic components distribution company. The Data JCE ASIC Design Center develops and supplies customer-specific semiconductor products primarily to Israeli OEMs and fabless semiconductor companies, or Israeli divisions of US and European companies under exclusive agreements.

“TranSwitch has been in the business of providing ASSP (Application Specific Standard Products) semiconductor devices. However, in order to differentiate their platforms, our customers occasionally seek unique functionality that is not found in standard products,” said Dr. Santanu Das, president and CEO of TranSwitch. “By being able to provide customer-specific ASIC solutions to complement our broad array of ASSP offerings, TranSwitch is expanding its available and served market.”

The Data JCE ASIC Design Center has successfully designed more than 50 products since 1996 and the division has been profitable since Q1 2000. The division presently ships products to seven active customers purchasing 13 products under exclusive sales arrangements. This ongoing business will be transferred to TranSwitch when the acquisition closes. TranSwitch believes that this new ASIC design group’s operations will be accretive in 2007.

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TranSwitch Announces Plans to Acquire the ASIC Design Center of Data JCE, Ltd. – page 2

Under the terms of the agreement, TranSwitch will pay an upfront cash consideration of $1 million and will issue approximately $5.7 million worth of TranSwitch Common Stock in exchange for the ongoing business of Data JCE ASIC Design Center. Upon satisfactory achievement of certain operating objectives over calendar year 2007, TranSwitch will pay an additional amount in the form of TranSwitch stock or cash, at its option, based on performance. The acquisition is expected to close on or about January 10, 2007, subject to the approval of the shareholders of Data JCE and certain closing conditions.

TranSwitch will host a conference call regarding this announcement at 5:00 p.m. EST tomorrow (Wednesday, December 6, 2006). To listen to the live call, investors can dial 719-457-2629 and reference confirmation code: 4565890. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through December 20, 2006. To access the replay, dial 719-457-0820 and enter confirmation code: 4565890. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

About Data JCE

Data JCE, a member of the Nisko-Ardan group, is one of the leading Israeli distributors for top line components to the electronics industry. Founded in 1995, Data JCE has emerged as a leading market innovator providing unequalled service and support throughout the supply chain. They have

TranSwitch Corporation  3 Enterprise Drive  Shelton, CT 06484 USA  (203) 929-8810  Fax: (203) 926-9453  www.transwitch.com officially represented Samsung Semiconductors in Israel since 1996. Data JCE’s dedicated staff enables them to sustain a high average annual growth rate through their commitment to production-based time-to-market products. Their annual sales for 2005 were approximately $70 million US dollars. For more information, visit www.data-jce.com.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Joyce Clark, Director	Osher Elron, CEO
Marketing Communications	Data JCE
TranSwitch Corporation	21B, Habarzel
3 Enterprise Dr.	Tel-Aviv, 69710
Shelton, CT 06484	Israel
203.929.8810 X2609	+972-3-645-4411
E-mail: joyce.clark@transwitch.com	E-mail: osher@data-jce.com

TranSwitch Corporation  3 Enterprise Drive  Shelton, CT 06484 USA  (203) 929-8810  Fax: (203) 926-9453  www.transwitch.com